Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225918

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 27, 2018

Preliminary Prospectus Supplement

(To prospectus dated June 27, 2018)

$325,000,000

Zillow Group, Inc.

Class C Capital Stock

We are offering $325,000,000 of our Class C capital stock.

Our Class C capital stock is listed on The Nasdaq Global Select Market under the symbol “Z.” The last reported sale price of our Class C capital stock on The Nasdaq Global Select Market on June 26, 2018 was $60.80 per share. Assuming an offering price of $60.80 per share, we expect to offer 5,345,394 shares of our Class C capital stock in this offering.

Concurrently with this offering of our Class C capital stock, we are offering $325,000,000 aggregate principal amount of our Convertible Senior Notes due 2023 (the “notes”) (or $373,750,000 aggregate principal amount if the underwriters in that offering exercise their option to purchase additional notes in full) in an underwritten offering pursuant to a separate prospectus supplement. The closing of this offering of our Class C capital stock is not conditioned upon the closing of the concurrent offering of notes and the closing of the concurrent offering of notes is not conditioned upon the closing of this offering of our Class C capital stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of notes.

Our capital structure includes authorized Class A common stock, authorized Class B common stock and authorized Class C capital stock. Our Class A common stock entitles its holder to one vote per share, our Class B common stock entitles its holder to 10 votes per share and our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation). All shares of Class B common stock have been and are held or controlled by our founders, Richard Barton and Lloyd Frink. As of June 26, 2018, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 31.5% and 20.5%, respectively, of the voting power of our outstanding capital stock.

See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before buying shares of our Class C capital stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $48,750,000 of our Class C capital stock.

The underwriters expect to deliver the shares of our Class C capital stock against payment in New York, New York on July     , 2018.

Goldman Sachs & Co. LLC		Citigroup

Canaccord Genuity	JMP Securities	Macquarie Capital

June    , 2018

Prospectus Supplement

Prospectus

All references in this prospectus supplement and the accompanying prospectus to “Zillow Group,” “we,” “us,” and “our” refer to Zillow Group, Inc. and its consolidated subsidiaries unless the context indicates otherwise.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. The prospectus and prospectus supplement are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our Class C capital stock and our convertible senior notes under the accompanying prospectus on terms to be determined by market conditions at the time of the offering.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with this offering and filed with the SEC are accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our Class C capital stock offered by this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering may include forward-looking statements based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.

S-ii

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those risks, uncertainties and assumptions described in Part II, Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, in any applicable free writing prospectus and in documents incorporated by reference, such as our most recent Annual Report on Form 10-K, our other Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us; and

•	issuance of new or updated research or reports by securities analysts.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, and we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our Class C capital stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision to purchase our Class C capital stock, especially the risks of investing in our Class C capital stock discussed in the section titled “Risk Factors” in this prospectus supplement, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may add to, update or change information in the accompanying prospectus. In addition, any reference to or description of our concurrent Convertible Notes Offering herein is wholly subject to the other prospectus supplement pursuant to which the notes are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase the notes.

Our Company

Zillow Group operates the leading real estate and home-related information marketplaces on mobile and the web, with a complementary portfolio of brands and products to help consumers find vital information about homes and connect with local professionals. Zillow Group’s brands focus on all stages of the home lifecycle: renting, buying, selling and financing. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow, Trulia, StreetEasy, HotPads, Naked Apartments, RealEstate.com and OutEast.com. Beginning in April of 2018, Zillow Instant Offers provides homeowners, in some metropolitan areas, with the opportunity to receive offers from Zillow to purchase their home. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate, rental and mortgage professionals maximize business opportunities and connect with millions of consumers. We also own and operate a number of business brands for real estate, rental and mortgage professionals, including Mortech, dotloop, Bridge Interactive and New Home Feed.

Concurrent Convertible Notes Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering    % Convertible Senior Notes due 2023 in the aggregate principal amount of $325,000,000 (or $373,750,000 if the underwriters in that offering exercise in full their option to purchase additional notes) in an underwritten public offering (the “Convertible Notes Offering”). Neither the completion of this offering nor of the concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering” for additional information.

Corporate History and Information

Zillow, Inc. was incorporated as a Washington corporation in December 2004, and we launched the initial version of our website, Zillow.com, in February 2006. Zillow Group was incorporated as a Washington corporation in July 2014 in connection with our acquisition of Trulia. Upon the closing of the Trulia acquisition in February 2015, each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group.

Our principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and our telephone number is (206) 470-7000. Our website address is www.zillowgroup.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus supplement and inclusions of our website address in this prospectus supplement are inactive textual references only.

This prospectus supplement and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. Our registered trademarks include, but are not limited to, “Zillow,” “Trulia,” “Mortech,” “Hotpads,” “StreetEasy,” “dotloop,” “Naked Apartments,” the Z in a house logo, as well as logos that correspond with several of our other trademarks. All other service marks, trademarks and tradenames appearing in this prospectus supplement are the property of their respective owners.

The Offering

The summary below describes the principal terms of this offering of our Class C capital stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of our Class C capital stock, see “Description of Capital Stock—Class C Capital Stock” in the accompanying prospectus. As used in this section, “we,” “our,” and “us” refer to Zillow Group, Inc. and not to its consolidated subsidiaries.

Issuer	Zillow Group, Inc., a Washington corporation.

Class C capital stock offered by us in this offering	$325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters exercise their option to purchase additional shares in full).

Class C capital stock outstanding after this offering	shares immediately after this offering (or shares assuming the underwriters exercise their option to purchase additional shares in full).

Class A common stock outstanding after this offering	57,288,985 shares.

Class B common stock outstanding after this offering	6,217,447 shares.

Total Class A common stock, Class B common stock and Class C capital stock outstanding after this offering	shares (or shares assuming the underwriters exercise their option to purchase additional shares in full).

Voting rights	Our Class A common stock entitles its holder to one vote per share, our Class B common stock entitles its holder to 10 votes per share and our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation). All shares of Class B common stock have been and are held or controlled by our founders, Richard Barton and Lloyd Frink. As of June 26, 2018, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 31.5% and 20.5%, respectively, of the voting power of our outstanding capital stock.

Public offering price per share	$ .

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $            million (or $            million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. In connection with the pricing of the notes in the concurrent Convertible Notes Offering (as described under “Concurrent Convertible Notes Offering”), we intend to enter into capped call transactions with one or more of the underwriters or their respective affiliates and/or other financial institutions, which we

refer to herein as the “option counterparties.” We intend to use approximately $             million of the net proceeds from the concurrent Convertible Notes Offering to pay the cost of the capped call transactions. We intend to use the remainder of the net proceeds from this offering and the concurrent Convertible Notes Offering for general corporate purposes, which may include general and administrative matters and capital expenditures. See “Use of Proceeds.”

U.S. federal income tax consequences	For a discussion of material U.S. federal income tax consequences relating to the ownership and disposition of the shares of our Class C capital stock, see “Material U.S. Federal Income Tax Considerations.”

Risk factors	Investment in our Class C capital stock involves risk. See “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in our Class C capital stock.

Concurrent convertible notes offering	Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering % Convertible Senior Notes due 2023 in the aggregate principal amount of $325,000,000 (or $373,750,000 if the underwriters in that offering exercise in full their option to purchase additional notes) in an underwritten public offering (the “Convertible Notes Offering”). Neither the completion of this offering nor of the concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering” for additional information.

Capped call transactions in connection with the Concurrent Convertible Notes Offering	In connection with the pricing of the notes in the concurrent Convertible Notes Offering, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce potential dilution to our Class C capital stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our Class C capital stock concurrently with, or shortly after, the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or in connection with any repurchase of notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to Our Concurrent Convertible Notes Offering—The capped call transactions to be entered into in connection with the concurrent Convertible Notes Offering may affect the value of the our Class C capital stock” and “Underwriting—Concurrent Convertible Notes Offering; Capped Call Transactions.”

Nasdaq Global Select Market symbol for our Class C capital stock	“Z.”

Transfer agent and registrar	Computershare Trust Company, N.A.

The number of shares of Class A common stock, Class B common stock and Class C capital stock outstanding after this offering is based on the 57,288,985 shares of Class A common stock, 6,217,447 shares of Class B common stock and 129,437,894 shares of Class C capital stock outstanding as of March 31, 2018, and excludes (i) shares of Class A common stock reserved for issuance upon conversion of our Class B common stock, (ii) shares of Class A common stock reserved for issuance upon conversion of Trulia, LLC’s convertible senior notes due 2020, (iii) shares of Class C capital stock reserved for issuance upon conversion of our convertible senior notes due 2021, and (iv) shares of Class C capital stock reserved for issuance upon conversion of the notes offered hereby. The number of shares of Class A common stock and Class C capital stock outstanding after this offering also excludes, as of March 31, 2018, (i) 4,104,408 shares of Class A common stock and 24,379,540 shares of Class C capital stock issuable upon exercise of outstanding stock options, (ii) 49,139 shares of Class A common stock and 5,297,261 shares of Class C capital stock underlying settlement of outstanding restricted stock units, (iii) shares of Class A common stock or Class C capital stock that may become issuable upon settlement of outstanding restricted units, and (iv) 6,833,199 shares of Class A common stock and/or Class C capital stock reserved for issuance under our Amended and Restated 2011 Incentive Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes and reflects no exercise by the underwriters of their option to purchase an additional             shares of our Class C capital stock.

Summary Consolidated Historical Financial Data

You should read the financial data set forth below in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of our results to be expected in any future period. The summary statements of operations data for the years ended December 31, 2015, 2016 and 2017 and balance sheet data as of December 31, 2016 and 2017 were derived from our audited financial statements incorporated by reference in this prospectus supplement. The summary statements of operations data for the three months ended March 31, 2017 and 2018 and balance sheet data as of March 31, 2018 were derived from our unaudited financial statements that are incorporated by reference in this prospectus supplement. The summary balance sheet data as of December 31, 2015 were derived from our audited financial statements and the summary balance sheet data as of March 31, 2017 were derived from our unaudited financial statements that are not incorporated by reference in this prospectus supplement. The summary unaudited condensed consolidated financial data for the three months ended March 31, 2017 and 2018, and as of March 31, 2017 and 2018, include all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the interim financial statements.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$644,677	$846,589	$1,076,794	$245,775	$299,879
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	60,127	69,262	85,203	20,232	23,919
Sales and marketing (1)	308,125	382,419	448,201	105,940	137,291
Technology and development (1)	184,477	255,583	319,985	72,868	93,933
General and administrative (1)	184,984	332,007	210,816	45,466	56,073
Impairment and restructuring costs (1)	35,551	—	174,000	—	—
Acquisition-related costs	16,576	1,423	463	105	27
Loss (gain) on divestiture of businesses	4,368	(1,251)	—	—	—

Total costs and expenses	794,208	1,039,443	1,238,668	244,611	311,243

Income (loss) from operations	(149,531)	(192,854)	(161,874)	1,164	(11,364)
Loss on debt extinguishment	—	(22,757)	—	—	—
Other income	1,501	2,711	5,385	953	2,446
Interest expense	(5,489)	(7,408)	(27,517)	(6,723)	(7,073)

Loss before income taxes	(153,519)	(220,308)	(184,006)	(4,606)	(15,991)
Income tax benefit (expense)	4,645	(130)	89,586	—	(2,600)

Net loss	$(148,874)	$(220,438)	$(94,420)	$(4,606)	$(18,591)

Net loss per share—basic and diluted	$(0.88)	$(1.22)	$(0.51)	$(0.03)	$(0.10)
Weighted-average shares outstanding—basic and diluted	169,767	180,149	186,453	183,158	191,464

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands, unaudited)
Other Financial Data:
Adjusted EBITDA (3)	$87,564	$14,826	$236,315	$54,799	$46,310

(1) Includes share-based compensation as follows:
Cost of revenue	$2,384	$3,550	$3,884	$903	$955
Sales and marketing	25,391	23,320	22,735	5,530	5,162
Technology and development	26,849	31,466	39,938	8,491	11,542
General and administrative	50,590	48,582	47,014	11,471	13,082
Impairment and restructuring costs	14,859	—	—	—	—

Total	$120,073	$106,918	$113,571	$26,395	$30,741

(2) Amortization of website development costs and intangible assets included in technology and development	$63,189	$87,060	$94,349	$23,261	$22,549

(3)   See “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA for year ended December 31, 2016 includes the impact of the settlement of a lawsuit in June 2016 whereby we paid $130.0 million in connection with a release of all claims.

	At December 31,			At March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$520,289	$507,515	$762,539	$560,097	$822,986
Working capital	493,672	485,617	723,138	523,650	801,550
Property and equipment, net	85,523	98,288	112,271	94,945	114,828
Total assets	3,135,700	3,149,677	3,230,517	3,197,094	3,344,137
Long-term debt	230,000	367,404	385,416	371,757	389,624
Deferred tax liabilities and other long-term liabilities	132,482	136,146	44,561	134,146	47,161
Total shareholders’ equity	2,679,053	2,533,587	2,660,823	2,568,986	2,768,441

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed Adjusted EBITDA, a non-GAAP financial measure, within this prospectus supplement. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this prospectus supplement because it is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect impairment and restructuring costs;

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect the loss (gain) on divestiture of businesses;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect the loss on debt extinguishment

•	Adjusted EBITDA does not reflect income tax benefit (expense); and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands, unaudited)
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(148,874)	$(220,438)	$(94,420)	$(4,606)	$(18,591)
Other income	(1,501)	(2,711)	(5,385)	(953)	(2,446)
Depreciation and amortization expense	75,386	100,590	110,155	27,135	26,906
Share-based compensation expense	105,214	106,918	113,571	26,395	30,741
Impairment and restructuring costs	35,551	—	174,000	—	—
Acquisition-related costs	16,576	1,423	463	105	27
Loss (gain) on divestiture of businesses	4,368	(1,251)	—	—	—
Interest expense	5,489	7,408	27,517	6,723	7,073
Loss on debt extinguishment	—	22,757	—	—	—
Income tax (benefit) expense	(4,645)	130	(89,586)	—	2,600

Adjusted EBITDA (1)	$87,564	$14,826	$236,315	$54,799	$46,310

(1)	Adjusted EBITDA for the year ended December 31, 2016 includes the impact of the settlement of a lawsuit in June 2016 whereby we paid $130.0 million in connection with a release of all claims.

RISK FACTORS

An investment in our Class C capital stock involves significant risks. Prior to making a decision about investing in our Class C capital stock, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with SEC.

Risks Related to Our Class C Capital Stock

Our Class C capital stock prices may be volatile, and the value of an investment in our Class C capital stock may decline.

An active, liquid and orderly market for our Class C capital stock may not be sustained, which could depress the trading price of our Class C capital stock. The trading price of our Class C capital stock has at times experienced price volatility and may continue to be volatile. For example, since January 1, 2016, the closing price of our Class C capital stock has ranged from $16.01 per share to $65.57 per share through June 26, 2018. The market price of our Class C capital stock could be subject to wide fluctuations in response to many of the risk factors discussed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017 and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research or reports by securities analysts;

•	sales of our Class C capital stock or Class A common stock by us or our shareholders;

•	issuances of our Class A common stock upon conversion of Trulia, LLC’s convertible senior notes due in 2020 and issuances of our Class C capital stock upon conversion of our convertible senior notes due in 2021;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions.

Furthermore, the stock markets in recent years have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.

These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class C capital stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action and other similar litigation. We have in the past been and are currently the target of this type of litigation, and we may continue to be the target of this type of litigation in the future. Past, current and future securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could harm our business, results of operations or financial condition.

Future sales of our stock in the public market could cause our stock price to decline.

Our Class A common stock began trading on The Nasdaq Global Select Market on February 18, 2015, and our Class C capital stock began trading on The Nasdaq Global Select Market on August 17, 2015. We cannot predict the effect, if any, that market sales of shares of Class A common stock or Class C capital stock or the availability of shares for sale will have on the prevailing trading price of our Class C capital stock from time to time. There is currently no contractual restriction on our ability to issue additional shares except as described under “Underwriting—No Sale of Similar Securities,” and all of our outstanding shares are generally freely tradable, except for shares held by our “affiliates” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), which may be sold in compliance with the volume restrictions of Rule 144. Sales of a substantial number of shares of our Class A common stock and Class C capital stock could cause the price of our Class C capital stock to decline. In addition, we may in the future issue shares of Class C capital stock for financings, acquisitions or equity incentives. If we issue additional shares of Class C capital stock in the future, such issuances would have a dilutive effect on the economic interest of Class C capital stock and our Class A common stock.

The structure of our capital stock as contained in our charter documents has the effect of concentrating voting control with our founders, and limits the ability of holders of our Class C capital stock to influence corporate matters.

Our capital structure includes authorized Class A common stock, authorized Class B common stock and authorized Class C capital stock. Our Class A common stock entitles its holder to one vote per share, our Class B common stock entitles its holder to 10 votes per share and our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation). All shares of Class B common stock have been and are held or controlled by our founders, Richard Barton and Lloyd Frink. As of June 26, 2018, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 31.5% and 20.5%, respectively, of the voting power of our outstanding capital stock.

For the foreseeable future, Mr. Barton and Mr. Frink will therefore have significant control over our management and affairs and will be able to control most matters requiring shareholder approval, including the election or removal (with or without cause) of directors and the approval of any significant corporate transaction, such as a merger or other sale of us or our assets. In addition, because our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation), the issuance of Class C capital stock (instead of Class A common stock) could prolong the duration of Mr. Barton’s and Mr. Frink’s voting power. This concentrated control could delay, defer or prevent a change of control, merger, consolidation, takeover, or other business combination involving us that shareholders other than Mr. Barton and Mr. Frink may otherwise support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock or Class C capital stock due to the limited voting power of such stock relative to the Class B common stock and might harm the market price of our Class C capital stock.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us more difficult, limit attempts by shareholders to replace or remove our management and affect the market price of our Class C capital stock.

Provisions in our articles of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated articles of incorporation and amended and restated bylaws include provisions, some of which will become effective only after the date, which we refer to as the threshold date, on which the Class B common stock controlled by our founders represents less than 7% of the aggregate number of shares of our outstanding Class A common stock and Class B common stock, that:

•	set forth the structure of our capital stock, which concentrates voting control of matters submitted to a vote of our shareholders with the holders of our Class B common stock, which is currently held or controlled by our founders;

•	authorize our board of directors to issue, without further action by our shareholders, up to 30,000,000 shares of undesignated preferred stock, subject, prior to the threshold date, to the approval rights of the holders of our Class B common stock;

•	establish that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that, after the threshold date, our directors may be removed only for cause;

•	provide that, after the threshold date, vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office or by the sole remaining director;

•	provide that only our board of directors may change the board’s size;

•	specify that special meetings of our shareholders can be called only by the chair of our board of directors, our board of directors, our chief executive officer, our president or, prior to the threshold date, holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at any such special meeting;

•	establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders, including proposed nominations of persons for election to our board of directors;

•	require the approval of our board of directors or the holders of at least two-thirds of all the votes entitled to be cast by shareholders generally in the election of directors, voting together as a single group, to amend or repeal our bylaws; and

•	require the approval of not less than two-thirds of all the votes entitled to be cast on a proposed amendment, voting together as a single group, to amend certain provisions of our articles of incorporation.

Prior to the threshold date, our directors can be removed with or without cause by holders of our Class A common stock and Class B common stock, voting together as a single group, and vacancies on the board of directors may be filled by such shareholders, voting together as a single group. Given the structure of our capital stock, our founders, Richard Barton and Lloyd Frink, who hold or control our Class B common stock, will have the ability for the foreseeable future to control these shareholder actions. See the risk factor above titled “The structure of our capital stock as contained in our charter documents has the effect of concentrating voting control with our founders, and limits the ability of holders of our Class C capital stock to influence corporate matters.”

The provisions described above, including those which take effect after the threshold date, may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which board is responsible for appointing our management. In addition, because we are incorporated in the State of Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibits certain significant business transactions between us and certain significant shareholders unless specified conditions are met. These provisions may also have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit our shareholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and our concurrent Convertible Notes Offering and may not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering and our concurrent Convertible Notes Offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering and our concurrent Convertible Notes Offering in ways that increase the value of your investment. Other than the payments in respect of the capped call transactions, we have not allocated the net proceeds from this offering or our concurrent Convertible Notes Offering for any specific purposes. Until we use the net proceeds to us from this offering and our concurrent Convertible Notes Offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering or our concurrent Convertible Notes Offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

This offering is not conditioned on the consummation of any other financing, including the concurrent Convertible Notes Offering.

We intend to use the net proceeds of this offering, together with the proceeds from the concurrent Convertible Notes Offering, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the concurrent Convertible Notes Offering. However, neither the completion of this offering nor of the concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the concurrent Convertible Notes Offering will be completed on the terms described herein, or at all.

Risks Related to Our Concurrent Convertible Notes Offering

The capped call transactions to be entered into in connection with the concurrent Convertible Notes Offering may affect the value of our Class C capital stock.

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. If the underwriters exercise their option to purchase additional notes with respect to the concurrent Convertible Notes Offering, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our Class C capital stock concurrently with, or shortly after, the pricing of the notes in the concurrent Convertible Notes Offering. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes in the concurrent Convertible Notes Offering and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or in connection with any repurchase of notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such capped call transactions fail to become effective, whether or not the concurrent Convertible Notes Offering is completed, the option counterparties or their respective affiliates may unwind their hedge position with respect to our Class C capital stock, which could adversely affect the value of our Class C capital stock and, if the notes have been issued, the value of the notes.

Conversion of the notes will dilute the ownership interest of our existing shareholders or may otherwise depress the price of our Class C capital stock.

The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of our Class C capital stock issuable upon such conversion could adversely affect prevailing market prices of our Class C capital stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our Class C capital stock could depress the price of our Class C capital stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        million (or $        million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. In addition, concurrently with this offering, we are offering     % Convertible Senior Notes due 2023 in the aggregate principal amount of $325,000,000 (or $373,750,000 if the underwriters in that offering exercise in full their option to purchase additional notes) pursuant to a separate prospectus supplement in the concurrent Convertible Notes Offering. The net proceeds of the concurrent Convertible Notes Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, are expected to be approximately $        million (or approximately $        million if the underwriters in the Convertible Notes Offering exercise in full their option to purchase additional notes).

In connection with the pricing of the notes in the concurrent Convertible Notes Offering (as described under “Concurrent Convertible Notes Offering”), we intend to enter into capped call transactions with one or more of the underwriters or their respective affiliates and/or other financial institutions, which we refer to herein as the “option counterparties.” We intend to use approximately $         million of the net proceeds from the concurrent Convertible Notes Offering to pay the cost of the capped call transactions. We intend to use the remainder of the net proceeds from this offering and the concurrent Convertible Notes Offering for general corporate purposes, which may include general and administrative matters and capital expenditures. Additionally, we may choose to expand our current business through acquisitions of, or investments in, other businesses, products or technologies, using cash or shares of our common stock or capital stock. However, we have no definitive agreements or commitments with respect to any such acquisitions or investments at this time.

Pending the application of the net proceeds as described above, we expect to invest the proceeds in short-term, interest-bearing, investment-grade securities. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short-term investments and total capitalization as of March 31, 2018:

•	on an actual basis;

•	on an as adjusted basis to give effect to the completion of this offering of Class C capital stock (assuming the underwriters’ option to purchase additional shares is not exercised), based on the public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming such net proceeds are held as cash or cash equivalents; and

•	on an as further adjusted basis to give effect to the sale of the notes in the concurrent Convertible Notes Offering (assuming the underwriters in the concurrent Convertible Notes Offering do not exercise their option to purchase additional notes), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our unaudited condensed consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 filed with the SEC on May 8, 2018 and incorporated by reference herein.

	March 31, 2018
	Actual	As Adjusted		As Further Adjusted for the Concurrent Convertible Notes Offering (1)
	(in thousands, except share and per share amounts, unaudited)
Cash and investments:
Cash and cash equivalents (1)	$397,393	$		$
Short-term investments	425,593

Total cash and cash equivalents and investments	$822,986	$		$

Debt:
2.75% Convertible senior notes due 2020	$9,637	$		$
2.00% Convertible senior notes due 2021 (2)	379,987
% Convertible senior notes due 2023 offered concurrently herewith (3)	—

Total debt	389,624
Shareholders’ equity:
Preferred stock, $0.0001 par value: 30,000,000 shares authorized; no shares issued and outstanding, actual, as adjusted and as further adjusted	—		—		—
Class A common stock, $0.0001 par value: 1,245,000,000 shares authorized, 57,288,985 shares issued and outstanding, actual, as adjusted and as further adjusted	6
Class B common stock, $0.0001 par value: 15,000,000 shares authorized; 6,217,447 shares issued and outstanding, actual, as adjusted and as further adjusted	1
Class C capital stock, $0.0001 par value: 600,000,000 shares authorized, 129,437,894 shares issued and outstanding, actual, shares issued and outstanding, as adjusted and as further adjusted	13
Additional paid-in capital	3,340,387
Accumulated other comprehensive loss	(1,454)
Accumulated deficit	(570,512)

Total shareholders’ equity	2,768,441

Total capitalization	$3,158,065	$		$

(1)	Does not reflect our entry into the capped call transactions, including our payment of approximately $ million to the option counterparties, as described under “Use of Proceeds,” which will result in a reduction to our cash and cash equivalents, additional paid-in capital and total capitalization.
(2)	In accordance with ASC 470-20, “Accounting for Convertible Debt Instruments,” convertible debt that may be wholly or partially settled in cash at the option of the issuer is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt.
(3)	The amount shown in the table above for the notes is the carrying value of the notes determined based on the outstanding principal amount of the notes of $460.0 million net of unamortized debt discount and debt issuance costs.
(4)	The amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize in accordance with ASC 470-20.

The Class A common stock, Class B common stock and Class C capital stock shown as issued and outstanding in the table above is based on the 57,288,985 shares of Class A common stock, 6,217,447 shares of Class B common stock and 129,437,894 shares of Class C capital stock outstanding as of March 31, 2018, and excludes (i) shares of Class A common stock reserved for issuance upon conversion of our Class B common stock, (ii) shares of Class A common stock reserved for issuance upon conversion of Trulia, LLC’s convertible senior notes due 2020, (iii) shares of Class C capital stock reserved for issuance upon conversion of our convertible senior notes due 2021, and (iv) shares of Class C capital stock reserved for issuance upon conversion of the notes offered hereby. The table above also excludes, as of March 31, 2018, (i) 4,104,408 shares of Class A common stock and 24,379,540 shares of Class C capital stock issuable upon exercise of outstanding stock options, (ii) 49,139 shares of Class A common stock and 5,297,261 shares of Class C capital stock underlying settlement of outstanding restricted stock units, (iii) shares of Class A common stock or Class C capital stock that may become issuable upon settlement of outstanding restricted units, and (iv) 6,833,199 shares of Class A common stock and/or Class C capital stock reserved for issuance under our Amended and Restated 2011 Incentive Plan.

PRICE RANGE OF COMMON EQUITY AND DIVIDEND POLICY

Market Information

Our Class A common stock has traded on The Nasdaq Global Select Market under the symbol “ZG” since August 17, 2015 and under the symbol “Z” from July 20, 2011 through August 14, 2015. The following table sets forth, for each quarterly period indicated, the high and low sales prices per share for our Class A common stock as quoted on The Nasdaq Global Select Market, adjusted for the Class C stock split effected in the form of a dividend. The last reported sale price of our Class A common stock on The Nasdaq Global Select Market on June 26, 2018 was $60.82 per share.

	High	Low
Year Ended December 31, 2018
Second Quarter (through June 26, 2018)	$65.42	$46.27
First Quarter	59.73	40.50
Year Ended December 31, 2017
First Quarter	$38.25	$32.63
Second Quarter	50.91	33.37
Third Quarter	49.03	37.96
Fourth Quarter	43.16	38.76
Year Ended December 31, 2016
First Quarter	$25.96	$16.45
Second Quarter	36.65	20.87
Third Quarter	39.99	32.55
Fourth Quarter	39.19	31.17

Our Class B common stock is not listed and there is no established public trading market.

Our Class C capital stock has traded on The Nasdaq Global Select Market under the symbol “Z” since August 17, 2015. Prior to that time, there was no public market for our Class C capital stock. The following table sets forth, for each quarterly period indicated, the high and low sales prices per share for our Class C capital stock as quoted on The Nasdaq Global Select Market. The last reported sale price of our Class C capital stock on The Nasdaq Global Select Market on June 26, 2018 was $60.80 per share.

	High	Low
Year Ended December 31, 2018
Second Quarter (through June 26, 2018)	$65.70	$46.25
First Quarter	59.99	40.89
Year Ended December 31, 2017
First Quarter	$38.05	$32.56
Second Quarter	51.23	33.30
Third Quarter	49.36	37.68
Fourth Quarter	43.43	38.63
Year Ended December 31, 2016
First Quarter	$24.64	$15.36
Second Quarter	36.28	19.63
Third Quarter	39.88	32.65
Fourth Quarter	39.05	31.22

Dividend Policy

We have never declared or paid a cash dividend on our Class A common, Class B common or Class C capital stock and we intend to retain all available funds and any future earnings to fund the development and growth of our business. We therefore do not anticipate paying any cash dividends on our common or capital stock in the foreseeable future. Any future determinations to pay cash dividends on our common or capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our board of directors may consider relevant.

Holders of Record

As of June 26, 2018, there were 96, three, and 143 holders of record of our Class A common stock, our Class B common stock, and our Class C capital stock, respectively. These amounts do not include beneficial owners whose shares are held by nominees in street name.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our Class C capital stock, we are offering $325,000,000 aggregate principal amount of    % Convertible Senior Notes due 2023 ($373,750,000 aggregate principal amount if the underwriters exercise in full their option to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon our concurrent Convertible Notes Offering and our concurrent Convertible Notes Offering is not contingent upon this Class C capital stock offering. We cannot assure you that our concurrent Convertible Notes Offering will be completed.

The notes will mature on July 1, 2023 unless repurchased, redeemed or converted. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2019. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of            shares of Class C capital stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of Class C capital stock). The conversion rate is subject to adjustment if certain events occur.

See “Use of Proceeds” for additional information regarding the use of proceeds from our concurrent Convertible Notes Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our Class C capital stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to investors who will hold shares of our Class C capital stock as a capital asset (generally property held for investment). This summary does not address all aspects of U.S. federal income taxation related to the ownership and disposition of the shares of our Class C capital stock and does not deal with all tax consequences that may be relevant to investors in light of their personal circumstances or particular situations, such as:

•	investors who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons holding shares of our Class C capital stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	U.S. Holders (as defined below) of shares of our Class C capital stock whose “functional currency” is not the U.S. dollar;

•	investors in pass-through entities holding shares of our Class C capital stock;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, more than 5% of our capital stock;

•	persons deemed to sell our Class C capital stock under the constructive sale provisions of the Code; and

•	persons subject to the potential application of the Medicare tax on net investment income.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Class C capital stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Class C capital stock and partners in such partnerships should consult their tax advisors.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

Investors considering the purchase of shares of our Class C capital stock should consult their tax advisors concerning the U.S. federal income tax consequences to them in light of their own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not (a) a U.S.

citizen or U.S. resident, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our Class C Capital Stock

Distributions made on our Class C capital stock generally will constitute dividends for U.S. tax purposes to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Class C capital stock and thereafter as capital gain from the sale or exchange of such Class C capital stock.

Any dividends paid to a Non-U.S. Holder with respect to the shares of our Class C capital stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

In order to claim the benefit of an applicable treaty rate or for effectively connected income to be exempt from withholding, a Non-U.S. Holder must provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our Class C Capital Stock is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of Shares of our Class C Capital Stock

Subject to the discussions below concerning backup withholding and FATCA, gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of our Class C capital stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Class C capital stock. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming in the near term, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a Non-U.S. Holder is described in the first bullet point above, such Non-U.S. Holder will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax at a rate of 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is an individual described in the second bullet point above, such Non-U.S. Holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to Non-U.S. Holders and the amount of tax withheld, if any, with respect to such payment. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to information reporting and backup withholding with respect to payments of dividends on or the gross proceeds of disposition of our Class C capital stock unless the certification described above in “—Distributions on our Class C Capital Stock” has been received and we (or another applicable withholding agent) do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

FATCA

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of dividends on our Class C capital stock, and, after December 31, 2018, gross proceeds from the sale or other disposition of our Class C capital stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify this regime.

If withholding under FATCA is required on any payment related to our Class C capital stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS.

Investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class C Capital Stock.

UNDERWRITING

We and Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named below, intend to enter into an underwriting agreement with respect to our Class C capital stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our Class C capital stock indicated in the following table.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Canaccord Genuity LLC
JMP Securities LLC
Macquarie Capital (USA) Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are committed to purchase all of the shares of Class C capital stock being offered by us in the public offering if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may also be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the Class C capital stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the price less a concession not in excess of $            per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

Our Class C capital stock is listed on The Nasdaq Global Select Market under the symbol “Z.”

The underwriters have an option to buy up to $48,750,000 of additional shares of Class C capital stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If any additional shares of Class C capital stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. The underwriting fee for the shares sold in the public offering is equal to the public offering price per share of Class C capital stock less the amount paid by the underwriters to us per share of Class C capital stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $48,750,000 of additional shares of Class C capital stock.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No Sale of Similar Securities

We and our directors and our executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of our capital stock or securities convertible into, or exercisable or exchangeable for such shares of capital stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

With respect to issuances or sales by us, this agreement does not apply to (i) the offer and sale of shares of Class C capital stock in this offering; (ii) the offer and sale of the notes or shares of Class C capital stock upon conversion thereof pursuant to the concurrent Convertible Notes Offering; (iii) the entry into, or the consummation of the transactions contemplated by, the capped call transactions pursuant to the concurrent Convertible Notes Offering; (iv) any securities convertible into, or exercisable for, shares of our capital stock issued pursuant to any employee stock option plan or incentive plan, stock ownership plan or dividend reinvestment plan in place at the time of this prospectus supplement; (v) any securities issuable upon the exercise or conversion of securities or the exercise of warrants outstanding at the time of this prospectus supplement; (vi) issuance of shares of stock representing up to 10% of the outstanding shares of capital stock as of the date hereof in connection with one or more acquisitions by us of the assets or capital stock of another person or entity, whether through merger, asset acquisition, stock purchase or otherwise, provided, however, that in the case of this clause (vi), the issuance of such shares of capital stock by us shall be subject to the condition that each recipient of such shares has previously signed (or will enter into prior to or concurrently with such issuance) an agreement having substantially the same lock-up terms; or (vii) the entry into arrangements relating to transactions described in this prospectus supplement under the heading “Use of Proceeds.”

With respect to issuances or sales by our directors and executive officers, this agreement contains customary exceptions for certain transfers by or on behalf of such directors and executive officers.

Concurrent Convertible Notes Offering; Capped Call Transactions

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering $325,000,000 aggregate principal amount of the notes (or $373,750,000 principal amount of notes if the underwriters in that offering exercise their option to purchase additional notes in full). Any such sales of the notes or any sales of our Class C capital stock issued upon conversion of the notes in the public market may affect the price of our Class C capital stock. Neither the completion of this offering nor the concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the concurrent Convertible Notes Offering will be completed on the terms described above, or at all.

In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters or their respective affiliates and/or other financial institutions, which we refer to as the “option counterparties.” The capped call transactions are expected generally to reduce the potential dilution to our Class C capital stock upon any conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into derivative transactions with respect to our Class C capital stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivatives with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to Our Concurrent Convertible Notes Offering—The capped call transactions to be entered into in connection with the concurrent Convertible Notes Offering may affect the value of our Class C capital stock.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may purchase and sell shares of Class C capital stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class C capital stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class C capital stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class C capital stock. As a result, the price of the Class C capital stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The underwriters are also acting as underwriters in our concurrent Convertible Notes Offering for which they will receive customary underwriting discounts and commissions and such underwriters or their affiliates may be option counterparties to our capped call transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Foreign Jurisdictions

Sales Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relative Member State”) an offer to the public of our Class C capital stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our Class C capital stock may be made at any time under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Bookrunners for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	provided that no such offer of shares of our Class C capital stock shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our Class C capital stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class C capital stock to be offered so as to enable an investor to decide to purchase our Class C capital stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

EXPERTS

The financial statements as of December 31, 2017 and for the year then ended incorporated in this prospectus supplement by reference from Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Zillow Group, Inc.’s internal controls over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zillow Group, Inc. at December 31, 2016, and for each of the two years in the period ended December 31, 2016, included in Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class C capital stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We are subject to the information and reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

Our SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding registrants that file electronically. In addition, our SEC filings are available on our website at investors.zillowgroup.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

You may request, and we will provide to you at no cost, a copy of these filings and the documents described under “Incorporation of Documents by Reference” below. You may request such materials by writing or telephoning us as follows:

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Tel: (206) 470-7000

Attention: General Counsel

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 8, 2018;

•	Our Current Reports on Form 8-K filed on May 7, 2018 (other than Item 2.02), June 1, 2018 and June 25, 2018; and

•	The description of our Class C capital stock as set forth in our registration statement on Form 8-A, which was filed on July 29, 2015, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may request copies of these documents from us as described under “Where You Can Find More Information” above.

LEGAL MATTERS

The validity of the shares of Class C capital stock offered by this prospectus supplement will be passed upon by Perkins Coie LLP, Seattle, Washington. Certain legal matters relating to the offering of the shares of Class C capital stock will be passed upon for the underwriters by Fenwick & West LLP, Seattle, Washington, and Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

ZILLOW GROUP, INC.

Class C Capital Stock

Convertible Senior Notes

We may offer from time to time Class C capital stock or convertible senior notes in one or more offerings. The convertible senior notes will be convertible into Class C capital stock. When we decide to sell Class C capital stock or convertible senior notes, we will provide specific terms of the offered securities, including the amount of securities offered, in a prospectus supplement. We may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis.

You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Class C capital stock is listed on The Nasdaq Global Select Market under the symbol “Z.”

Investing in these securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, as well as the risks described in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus or the accompanying prospectus supplement, before you invest. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the automatic “shelf” registration process available to “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may sell Class C capital stock or convertible senior notes described in this prospectus in one or more offerings. There is no limit on the aggregate amount of the securities we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and any authorized free writing prospectus that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement and any authorized free writing prospectus may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement and any authorized free writing prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement and authorized free writing prospectus together with additional information described below under “Information Incorporated by Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date. The terms “Zillow Group,” “we,” “us,” and “our” refer to Zillow Group, Inc. and its consolidated subsidiaries unless the context indicates otherwise.

ZILLOW GROUP, INC.

Zillow Group operates the leading real estate and home-related information marketplaces on mobile and the web, with a complementary portfolio of brands and products to help consumers find vital information about homes and connect with local professionals. Zillow Group’s brands focus on all stages of the home lifecycle: renting, buying, selling and financing. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow, Trulia, StreetEasy, HotPads, Naked Apartments, RealEstate.com and OutEast.com. Beginning in April of 2018, Zillow Instant Offers provides homeowners, in some metropolitan areas, with the opportunity to receive offers from Zillow to purchase their home. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate, rental and mortgage professionals maximize business opportunities and connect with millions of consumers. We also own and operate a number of business brands for real estate, rental and mortgage professionals, including Mortech, dotloop, Bridge Interactive and New Home Feed.

Zillow, Inc. was incorporated as a Washington corporation in December 2004, and we launched the initial version of our website, Zillow.com, in February 2006. Zillow Group was incorporated as a Washington corporation in July 2014 in connection with our acquisition of Trulia. Upon the closing of the Trulia acquisition in February 2015, each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group.

Our principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and our telephone number is (206) 470-7000. Our website address is www.zillowgroup.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

This prospectus and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. Our registered trademarks include, but are not limited to, “Zillow,” “Trulia,” “Mortech,” “Hotpads,” “StreetEasy,” “dotloop,” “Naked Apartments,” the Z in a house logo, as well as logos that correspond with several of our other trademarks. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and information incorporated by reference may include forward-looking statements based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those risks, uncertainties and assumptions described in Part II, Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, in any accompanying prospectus supplement and any applicable free writing prospectus, and in documents incorporated by reference, such as our most recent Annual Report on Form 10-K, our other Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, any accompanying prospectus supplement and information incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, and we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of any offering made under this prospectus and any prospectus supplement, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described below. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus is completed or terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 8, 2018;

•	Our Current Reports on Form 8-K filed on May 7, 2018 (other than Item 2.02), June 1, 2018 and June 25, 2018; and

•	The description of our Class C capital stock as set forth in our registration statement on Form 8-A, which was filed on July 29, 2015, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, unless such exhibits have been specifically incorporated by reference thereto, free of charge by contacting our investor relations department at our principal offices at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, or at (866) 504-0030. You may also obtain this information without charge from investors.zillowgroup.com/sec.cfm.

USE OF PROCEEDS

Our management team will have broad discretion in using the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the accompanying prospectus supplement, we currently expect to use the net proceeds from the sale of the securities by us primarily for general corporate purposes, which may include working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, products, solutions or businesses that complement our business. Pending the use of net proceeds, we intend to invest the proceeds in investment-grade, interest-bearing investments.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent estimated interest within rental expense and interest expense. The following table sets forth our ratios of earnings to fixed charges for each period indicated.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—

(1)	For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013, Zillow Group reported pre-tax losses. Earnings were inadequate to cover fixed charges by approximately $16.0 million for the three months ended March 31, 2018. Earnings were inadequate to cover fixed charges by approximately $184.0 million, $220.3 million, $153.3 million, $43.6 million and $16.6 million for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, authorized capital stock is 1,890,000,000 shares, each with a par value of $0.0001 per share, consisting of the following four classes of stock:

•	1,245,000,000 shares designated as Class A common stock;

•	15,000,000 shares designated as Class B common stock;

•	600,000,000 shares designated as Class C capital stock; and

•	30,000,000 shares designated as preferred stock.

Class A common stock and Class B common stock are sometimes referred to collectively as our common stock. The following summarizes important provisions of our capital stock and describes important provisions of our amended and restated articles of incorporation and amended and restated bylaws. This summary may not, however, describe all provisions of our amended and restated articles of incorporation and amended and restated bylaws that are important to you. This summary is qualified by our amended and restated articles of incorporation and amended and restated bylaws, which have been filed and incorporated by reference as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus, and by the provisions of applicable law.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A common stock has one vote per share, and the Class B common stock has ten votes per share. On any matter that is submitted to a vote of shareholders, the holders of Class A common stock are entitled to one vote per share of Class A common stock and the holders of the Class B common stock are entitled to ten votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our amended and restated articles of incorporation.

Under Washington law and our amended and restated articles of incorporation, holders of Class A common stock and holders of Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to our amended and restated articles of incorporation that would:

•	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•	change the rights, preferences or limitations of all or part of the issued and outstanding shares of the class that would adversely affect the holders of shares of the class;

•	change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, which would adversely affect the holders of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class;

•	cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•	effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Class A common stock and Class B common stock, voting together as a single voting group, will be entitled to elect all of the directors standing for election, if they so choose.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally in any dividends that our board of directors may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in proportion to the number of shares of Class A common stock then held by each (assuming the conversion of all shares of Class B common stock into shares of Class A common stock) in our assets available for distribution to the shareholders after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Redemption

Neither the Class A common stock nor the Class B common stock is redeemable.

Preemptive Rights

Our amended and restated articles of incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Conversion

All of the Class B common stock is held or controlled by Richard Barton or Lloyd Frink, each of whom are referred to as a “founder.” Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for (1) certain transfers described in our amended and restated articles of incorporation, so long as the founder who transfers the Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred and the transferee agrees to be bound the terms of a Transfer Restriction Agreement (as defined below) or (2) transfers between the founders or entities through which a founder holds exclusive voting and dispositive power with respect to Class B common stock, subject to the requirements of the Transfer Restriction Agreements.

In the event of the death or mental disability of a founder, each share of such founder’s Class B common stock will convert into one share of Class A common stock, except as set forth below. If a founder (who is referred to as the “transferring founder”), or an entity that holds Class B common stock with respect to which such founder holds exclusive voting and dispositive power, transfers voting control of shares of Class B common stock to the other founder contingent or effective upon the transferring founder’s death or mental disability, then the transferring founder’s death or mental disability will not immediately trigger a conversion to Class A common stock, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the transferring founder. Further, if one founder dies or becomes mentally disabled simultaneously with the other founder dying or becoming mentally disabled, the founders’ death or mental disability will not immediately trigger a conversion to Class A common stock if voting control of the founders’ shares of Class B common stock is transferred to a trustee designated by the founders and approved by our board of directors, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the founders.

Once converted into Class A common stock, the Class B common stock may not be reissued.

Except for the issuance of Class B common stock in connection with dividends or distributions in accordance with our amended and restated articles of incorporation, we will not issue additional shares of Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Class A common stock and holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group.

Equal Status

Except as otherwise expressly provided in our amended and restated articles of incorporation or required by applicable law, shares of Class A common stock and shares of Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in our amended and restated articles of incorporation), shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to our shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Class C Capital Stock

Voting Rights

Except with respect to the separate voting group rights under the circumstances described in Section 2.5 of our amended and restated articles of incorporation, or except as required by applicable law, shares of Class C capital stock have no voting power.

Dividends

Subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Class C capital stock are entitled to share equally in any dividends that our board of directors may declare from time to time with respect to shares of our common stock, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. If a dividend declared with respect to our common stock is paid in the form of common stock, then holders of Class C capital stock will receive Class C capital stock. Except for a dividend declared in accordance with the provisions described above, our amended and restated articles of incorporation provide that we will not declare a dividend with respect to the Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Conversion Upon Dissolution

Immediately prior to the earlier of (1) our dissolution under Washington law or (2) any record date established to determine the holders of our capital stock entitled to receive our net assets in a dissolution under Washington law, each outstanding share of Class C capital stock will automatically, without any further action, convert into and become one fully paid and nonassessable share of Class A common stock. We will reserve and keep available out of authorized but unissued shares of Class A common stock the number of shares sufficient to effect the conversion of all outstanding shares of Class C capital stock into shares of Class A common stock.

Redemption

The Class C capital stock is not redeemable.

Preemptive Rights

Our amended and restated articles of incorporation provide that no preemptive rights will exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Equal Status

Except as expressly provided in our amended and restated articles of incorporation or required by applicable law, shares of Class C capital stock have the same rights and privileges and rank equally, share ratably, and are identical to the shares of Class A common stock and Class B common stock in all respects as to all matters.

Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in our amended and restated articles of incorporation), shares of Class C capital stock will be treated equally, identically, and ratably, on a per share basis, with shares of Class A common stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to our shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock, and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Transfer Restriction Agreements

On July 20, 2015, we entered into a transfer restriction agreement with each of our founders, Messrs. Barton and Frink, and certain of their respective affiliates (collectively, the “Transfer Restriction Agreements”). The Transfer Restriction Agreements were entered into in connection with the declaration by our board of directors of the issuance of shares of Class C capital stock by means of a dividend to holders of our Class A common stock and Class B common stock. Pursuant to the Transfer Restriction Agreements, beginning on the date on which Messrs. Barton or Frink, as applicable, no longer serves on our board of directors (each such date, Messrs. Barton’s or Frink’s “Trigger Date,” respectively), Messrs. Barton or Frink and certain of their respective affiliates that are or become party to the agreements (generally, trusts and other estate planning vehicles through which Messrs. Barton or Frink hold all or a portion of their shares of Class B common stock) must transfer or convert to Class A common stock at least one share of Class B common stock for each two shares of Class C capital stock transferred. The required ratio of shares of Class B common stock to shares of Class C capital stock owned by Messrs. Barton and Frink is subject to adjustment in connection with certain dividends, stock splits, distributions or recapitalizations. These provisions are intended to limit, after the applicable Trigger Date, the ability of Messrs. Barton and Frink to sell or otherwise transfer the non-voting Class C capital stock issued to them in the initial dividend of Class C capital stock to holders of Class A common stock and Class B common stock in respect of their shares of Class B common stock in a manner that does not proportionately reduce their ownership of the Class B common stock.

The Transfer Restriction Agreements also include an equal status provision, which provides that neither Mr. Barton nor Mr. Frink, nor their affiliates that are or become a party to the Transfer Restriction Agreements, may sell any of their shares of Zillow Group capital stock in connection with a change of control transaction, including a tender or exchange offer, for (1) with respect to their shares of Class A common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction; (2) with respect to their shares of Class B common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the Class B common stock, each voting separately as a separate group; or (3) with respect to their shares of Class C capital stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class C capital stock receive in the transaction.

Preferred Stock

Our board of directors has the authority to issue up to 30,000,000 shares of preferred stock from time to time in one or more series, including preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of capital stock, without further action by shareholders, other than approval by or written agreement of holders of a majority of outstanding Class B common stock, which is held by our founders, Messrs. Barton and Frink (which is referred to as the “approval right”), or in lieu of such approval or written agreement, approval by our board of directors including a founder in his capacity as a member of our board of directors. The approval right will terminate when the Class B common stock represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock. Subject to this approval right, our board of directors also has the authority to fix the voting rights, limitations, and relative rights of any series of preferred stock, including dividend rights, liquidation rights, redemption rights, conversion rights, and voting rights. The issuance of preferred stock may decrease the market price of the Class A common stock and Class C capital stock.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and Washington Law

Provisions of our amended and restated articles of incorporation, our amended and restated bylaws, and Washington law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our shareholders. These provisions, which are summarized below, may delay, defer or prevent a tender offer or takeover attempt of Zillow Group that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our business. Some of these provisions will become effective only after the date (the “threshold date”) on which the Class B common stock held by our founders, Messrs. Barton and Frink, represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock.

Three Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock has one vote per share and our Class C capital stock is nonvoting (except in limited circumstances provided under Washington law or in our amended and restated articles of incorporation). All of the Class B common stock is controlled by our founders, Messrs. Barton and Frink, and, as of the date of this prospectus, represents more than a majority of the voting power of our outstanding capital stock. As a result, for the foreseeable future our founders will continue to be able to control all matters submitted to our shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of Zillow Group or of its assets. In addition, until the threshold date, our founders will be able to call meetings of shareholders and fill vacancies on our board of directors, and directors may be removed with or without cause. The concentrated control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving Zillow Group that other shareholders may support, and could discourage a potential acquiror from initiating such a transaction.

Because the Class C capital stock has no voting rights (except in limited circumstances provided under Washington law or in our amended and restated articles of incorporation), the issuance of Class C capital stock will not result in voting dilution to the holders of shares Class A common stock or Class B common stock. As a result, the issuance of Class C capital stock could prolong the duration of our founders’ current relative ownership of voting power and their ability to control all matters submitted to our shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of Zillow Group or of its assets.

Authorized but Unissued Shares of Our Class A Common Stock, Class C Capital Stock, and Preferred Stock

Our authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock are available for our board of directors to issue without shareholder approval (except to the extent described above under “—Preferred Stock”). To the extent described above in “—Preferred Stock,” our board of directors has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of Class A common stock and Class C capital stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Class A common stock and Class C capital stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of Class A common stock, Class C capital stock, or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit and incentive plans. The existence of our authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock could render more difficult or discourage an attempt to obtain control of Zillow Group by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as practicable, with the directors in each class serving for three-year terms, and one class being elected annually by our shareholders. Prior to the threshold date, our directors can be removed with or without cause by holders of Class A common stock and Class B common stock, voting together as a single group. After the threshold date, our directors can be removed only for cause. Because this system of electing, appointing, and removing directors generally makes it more difficult for shareholders to replace a majority of our board of directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of Zillow Group, and may maintain the incumbency of our board of directors.

Limits on Ability of Shareholders to Act by Written Consent or Call Special Meetings of Shareholders

Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of our shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder action. In addition, our amended and restated articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, the board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock. After the threshold date, only the chairman of our board of directors, the board of directors, chief executive officer or president may call a special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide us with timely written notice of their proposal. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Amendment to Our Amended and Restated Bylaws and Amended and Restated Articles of Incorporation

Our amended and restated articles of incorporation and amended and restated bylaws provide that shareholders can amend or repeal the bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Class A common stock and Class B common stock, voting together as a single group.

Unless approved by a majority of “continuing directors,” as that term is defined in our amended and restated articles of incorporation, specified provisions of the articles of incorporation may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of capital stock entitled to vote on the action, including the following provisions:

•	those requiring the affirmative vote of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, in order for shareholders to amend or repeal our bylaws;

•	those dividing our board of directors into three classes;

•	those providing that, after the threshold date, directors are removable only for cause;

•	those permitting, after the threshold date, only a majority of the members of our board of directors or the sole remaining director to fill vacancies on our board of directors;

•	those providing that only our board of directors may change the size of our board of directors;

•	those requiring the affirmative vote of the holders of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, to amend specified provisions of the amended and restated articles of incorporation; and

•	those providing that special meetings of shareholders may be called only by the chairman of our board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock.

Washington Law

Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by a majority of the members of the target corporation’s board of directors and approved at a shareholder meeting by at least two-thirds of the outstanding voting shares of the target corporation (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. “Significant business transactions” include, among other transactions:

•	mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington whether at one time or over the five-year period following the share acquisition, while the corporation has an acquiring person and as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” must comply with the “fair price” provisions of the statute or must be approved by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, other than those of which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.

DESCRIPTION OF CONVERTIBLE SENIOR NOTES

Our convertible senior notes may be offered under this prospectus. When we decide to sell any convertible senior notes, we will set forth in a prospectus supplement and any applicable free writing prospectus a description of the convertible senior notes that may be offered under this prospectus. The terms of any convertible senior notes offering, including the initial offering price and the net proceeds to us, will be set forth in the prospectus supplement, in an authorized free writing prospectus, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	otherwise through a combination of any of the above methods of sale; or

•	through other means permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in an accompanying prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise stated in an accompanying prospectus supplement, Perkins Coie LLP, Seattle, Washington, will provide Zillow Group with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2017 and for the year then ended incorporated in this prospectus by reference from Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Zillow Group, Inc.’s internal controls over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zillow Group, Inc. at December 31, 2016, and for each of the two years in the period ended December 31, 2016, included in Zillow Group, Inc.’s Annual Report on Form 10-K for

the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$325,000,000

ZILLOW GROUP, INC.

Class C Capital Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC		Citigroup

Canaccord Genuity	JMP Securities	Macquarie Capital

June     , 2018